EXHIBIT 10.7

MASTER AGREEMENT

This Agreement (“Agreement”) is made this 4th day of April, 2006 by and between Tower Group, Inc, a Delaware corporation (“TGI”), Tower Insurance Company of New York (“TICNY), a New York Corporation, and Tower National Insurance Company (“TNIC”) a Massachusetts corporation, (collectively “Tower”) and CastlePoint Holdings, Ltd. (“CPH”), a Bermuda exempted corporation, and CastlePoint Management Corp., (“CPM”), a Delaware corporation (collectively “CastlePoint”).

RECITALS

WHEREAS, TGI owns Tower Insurance Company of New York (“TICNY”) and Tower National Insurance Company (“TNIC”), and has historically underwritten Brokerage Business, Traditional Program Business, and Specialty Program Business, as defined below, and would like to enter into a strategic agreement with CPH, CPM and CastlePoint Reinsurance Company, Ltd.(“CPRe”) and other subsidiaries that CPH plans to form or acquire as described below; and

WHEREAS, CPH plans to (i) form an intermediate Bermuda company (hereinafter CastlePoint Bermuda Holdings, Ltd. or “CPBH”), (ii) raise $235 million in capital to (a) capitalize a reinsurance company subsidiary domiciled in Bermuda (hereinafter “CastlePoint Re” or “CPRe”) to be wholly owned by CPBH and (b) acquire and capitalize one or more property and casualty insurance companies (hereinafter referred to as “CastlePoint Insurance Companies” or “CPIC”); and

WHEREAS, CPM will enter into a Program Management Agreement with Tower whereby CPM will manage the Specialty Program Business and Insurance Risk Sharing Business on behalf of Tower performing certain services until such time that pooling agreements, described below, become effective; and

WHEREAS, CPH, after the Effective Time and the licensing and capitalization of CPRe, plans to cause CPRe to reinsure the Brokerage Business and Traditional Program Business managed and written by Tower and Specialty Program Business and Insurance Risk Sharing Business managed by CPM as described below on behalf of Tower pursuant to certain quota share reinsurance agreements to be entered into between Tower and CPRe. Tower shall initially cede to CPRe 30% of its Brokerage Business and Traditional Program Business (subject to adjustment as described below) and initially cede 85% of its Specialty Program Business and Insurance Risk Sharing Business. The Specialty Program Business and Insurance Risk Sharing Business Quota Share Reinsurance Agreement will be terminated when the Specialty Program Business Pooling Agreement, as described below, becomes effective. Additionally, Tower plans to cede to CPRe a certain percentage participation in its excess of loss and property catastrophe reinsurance agreements at terms and conditions to be agreed upon in the future as described in further detail in this Agreement; and

WHEREAS, CPH, after the Effective Time and acquisition and licensing of CPIC, plans to cause CPIC to enter into pooling agreements with Tower whereby (1) Tower will act as manager of the Brokerage Business pool performing certain insurance company services and both

Tower and CPIC plan to share in the underwriting results of this business by Tower retaining initially 75% and CPIC assuming initially 25% of this business, (2) Tower will act as manager of the Traditional Program Business pool performing certain insurance company services and both Tower and CPIC intend to share in the underwriting results of this business by Tower retaining initially 75% and CPIC assuming initially 25% of this business, and (3) CPIC will act as manager of the Specialty Insurance Business pool performing certain insurance company services and both Tower and CPIC plan to share in the underwriting results of this business by CPIC retaining initially 85% and Tower assuming initially 15% of this business; and

WHEREAS, Tower and CastlePoint are desirous of entering into a Service and Expense Sharing Agreement whereby Tower and CastlePoint provide services to each other at each other’s request (other than services provided in their respective role as the manager of the Brokerage Business and Traditional Program Business and Specialty Program Business under the Program Management Agreement or pooling agreements) and to provide a method for sharing those expenses as well as sharing any profits and losses from rendering services to third parties;

NOW THEREFORE, in consideration of the mutual agreements described in this Agreement, Tower and CastlePoint agree as follows:

Article I

Purpose and Overview

1.1           Overview               As a result of the contemplated transactions set forth herein, whereby Tower is the sponsor of, an investor in and an intended strategic business partner with CastlePoint, it is intended that CastlePoint will be an organization that (a) on fair and reasonable terms, can provide a stable source of reinsurance to Tower, can provide insurance risk sharing capability to Tower through pooling, reduce Tower’s costs by sharing certain expenses and generate fee income for Tower by rendering services to CPH’s customers and be the manager of Tower’s Specialty Program Business to permit Tower to concentrate on its Brokerage Business and Traditional Program Business; (b) can provide Specialty Program Business expertise to Tower and provide to third party insurance companies similar insurance risk sharing opportunities and solutions and insurance related services at a fair and reasonable price; (c) can utilize Tower’s infrastructure as CastlePoint grows to reduce its initial expenses; and (d) on fair and reasonable terms, can have a steady source of profitable reinsurance and pooling business from Tower in its initial years as it establishes itself in the market place.

1.2           Purpose of Agreement.      The purpose of this Agreement is to:

(a)           Ratify and reaffirm all activities taken by Tower and CPH to date regarding the organization of CPH by Tower, its sponsor.

(b)           Set forth duties and covenants of Tower and CPH regarding the continued organization of CPH subsequent to the date of this Agreement to achieve the foregoing business purposes. These duties and covenants involve:

1.             Duties and covenants of CPH to Tower subsequent to the date of this Agreement but prior to the Effective Time.

2.             Duties and covenants of Tower to CPH subsequent to the date of this Agreement but prior to the Effective Time.

3.             Duties and covenants of Tower to CPH after the Effective Time.

4.             Duties and covenants of CPH to Tower after the Effective Time.

5.             Duties and covenants of Tower and CPH to each other regarding the establishment of appropriate corporate governance principles to address conflicts of interest and potential breaches of fiduciary duties by each in connection with intercompany transactions.

1.3           Agreements Contemplated.               This Agreement contemplates that to effectuate the business goals set forth herein, the following agreements will be created between each organization:

(a)           Program Management Agreement between CPM, TICNY and TNIC, in substantially the form of agreement attached hereto as Exhibit A, to be executed at the Effective Time;

(b)           Service and Expense Sharing Agreement between CPM, TICNY and TNIC, in substantially the form of agreement attached hereto as Exhibit B, to be executed at the Effective Time;

(c)           Quota Share Reinsurance Agreements between CPRe and TICNY and TNIC: one for Brokerage Business, one for the Traditional Program Business, and one for the Specialty Program Business and Insurance Risk Sharing Business, in

substantially the forms of agreement attached hereto as Exhibits C, D and E, to be executed at the Effective Time;

(d)           Pooling Agreements between CPIC and TICNY and TNIC: one for the Brokerage Business, one for the Traditional Program Business and one for the Specialty Program Business in substantially the forms of agreement attached hereto as Exhibits F, G and H; and

(e)           Property and casualty excess of loss reinsurance agreements between TICNY and TNIC and CPRe, to be effective April 1, 2006 for existing reinsurance agreements of TICNY and TNIC, if permitted by the current third party reinsurers, and renewals thereof.

It is expressly understood by all parties that the parties will act with diligence to cause these agreements to become effective as soon as practicable after the Effective Time but that some or all of these agreements may require submission to and approval by various insurance regulators before they can become effective. Additionally, to accomplish the business purposes of this Agreement, certain other agreements that will impact both parties will be developed, such as Program Underwriting Agency Agreements to appoint third party Program Underwriting Agents, and third party administration agreements.

1.4           Good Faith.            Each party expressly represents and warrants to the other that it will negotiate and act in good faith to carry out the intent of this Agreement, including negotiating and entering into any other agreements that are reasonable and necessary to carry out the intent of the parties.

1.5           Term.     This Agreement shall be effective upon the Effective Time and shall terminate on the third anniversary of the Effective Time.

Article II.

DEFINITIONS

The following words or terms shall have the following definitions for the purposes of this Agreement:

“Brokerage Business”  means broad classes of business that are underwritten on an individual policy basis by an insurance company’s underwriting staff through retail and wholesale agents and most or all of the services are provided by the insurance company as part of the overall product offering.

“Effective Time” means the date on which all conditions precedent (such as CPH raising sufficient capital as contemplated herein and receipt by CPRe of an A- rating from A. M. Best’s) to make the transactions contemplated herein effective are satisfied.

“Insurance Risk Sharing Business” means various risk sharing arrangements such as (i) pooling or sharing of premiums and losses between TICNY initially and CPIC subsequently and other insurance companies based upon their respective percentage allocations or (ii) appointing other third party insurance companies as Program Underwriting Agents and then having those third party insurance companies assume through reinsurance a portion of the business they produce as Program Underwriting Agents.

“Program Underwriting Agent or Agency” means an insurance intermediary that aggregates business from retail and general agents and manages business on behalf of insurance companies, including functions such as risk selection and underwriting, premium collection, policy form design and client service.

“Program Business” means narrowly defined classes of business that are underwritten on an individual policy basis by a Program Underwriting Agent on behalf of insurance companies.

“Specialty Program Business” means (i) Program Business other than Traditional Program Business and (ii) Traditional Program Business that Tower elects not to manage and that CPH elects to manage.

“Traditional Program Business” shall mean blocks of Program Business in excess of $5 million in gross written premium that Tower has historically underwritten, consisting of non-auto related personal lines and the following commercial lines of business: retail stores and wholesale trades, commercial and residential real estate, restaurants, grocery stores, office and service industries, and artisan contractors.

Article III

RATIFICATION AND AFFIRMATION OF ACTIVITIES TO DATE.

3.1           Tower’s Affirmations.        Tower affirms that it is the sponsor of CPH. As of the date of this Agreement, TGI has caused CPH to be incorporated in Bermuda and has purchased all of the shares of CPH stock for $15.0 million. Tower’s sponsorship has further included, but has not been limited to, advancing organizational expenses of CPH.

3.2           CPH’s Affirmations. CPH affirms that is has been organized as a holding company under the laws of Bermuda and that its share capital plus share premium is currently $15.0 million. CPH affirms that it has made no capital distributions as of the date of this Agreement but may have paid certain necessary expenses, as set forth on schedule 3.2 attached hereto. CPH affirms that it has received approval from the Bermuda Monetary Authority of CPRe’s incorporation application as a class 3 reinsurer. CPH affirms that it intends to raise the sum of approximately $250 million, taking into account the existing contribution of Tower to CPH, to effectuate the business goals described herein. CPH shall reimburse Tower for organization expenses advanced by Tower as follows: CPH will reimburse Tower for (1) all reasonable direct external expenses incurred on behalf of CPH by Tower and (2) a portion of all Tower’s reasonable direct employee expenses incurred on behalf of CPH by Tower after January 1, 2006; provided that CPH will not reimburse Tower for direct expenses incurred for legal, accounting, tax and other professional advice requested by the TGI board for its benefit. Such reimbursement may occur either before or immediately after the Effective Time. CPH further affirms that CPM has been incorporated as a corporation under the laws of the State of Delaware.

Article IV

TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT

4.1           Duties of Tower after Date of this Agreement and Until Effective Time

(a)           Tower shall continue such activities as are reasonably necessary to enable CPH to complete the organization of its subsidiaries and raise an additional $235 million in capital. These activities shall include, but not be limited to, providing personnel to prepare for and complete organizational and marketing activities required to be completed prior to the Effective Time, advancing reasonable and necessary organizational expenses of CPH as requested by CPH, and providing office space and office services in New York and Bermuda for necessary CPH activities.

(b)           TICNY shall enter into a Program Management Agreement (Exhibit A) with CPM at the Effective Date to authorize CPM to manage the Specialty Program Business and Insurance Risk Sharing Business until CPIC is operational, after which, CPIC will manage the Specialty Program Business and CPM or CPIC will manage the Insurance Risk Sharing Business. Tower shall continue to manage the Brokerage Business and Traditional Program Business. Tower shall further authorize CPM to appoint small insurers or their affiliates to act as a Program Underwriting Agent for it as long as those insurers assume part of the risk on business that they write using Tower’s policies.

(c)           Tower shall continue to write and issue policies for the same type of business that it now writes, which is Brokerage Business, Traditional Program Business, Specialty Program Business and Insurance Risk Sharing Business, subject to prudent business discretion, provided that it may add authority for additional lines of business and obtain authority to write in additional states.

(d)           Tower shall analyze whether it will need to perform any other services for CPH than as set forth in the Services and Expense Sharing Agreement in connection with the Specialty Program Business and Insurance Risk Sharing Business after management of such business is transferred to CPM under the Program Management Agreement and later to CPIC with respect to the Specialty Program

Business after the Specialty Program Business Pooling Agreement becomes effective. Tower shall notify CPH of the results and cost thereof.

(e)           Tower shall enter into a Service and Expense Sharing Agreement with CPH whereby Tower will offer insurance company services to CPH to allow CPM to market unbundled services to CPH’s Program Underwriting Agents and insurance risk sharing customers. The Agreement will provide that the parties shall share equally in the profits and losses generated.

4.2           Duties of CPH after Date of this Agreement and Until Effective Time.

(a)           CPH shall use its best efforts and act in good faith to raise the capital contemplated herein by April 5, 2006 and receive an indicative rating from A.M. Best’s of at least “A-”. Upon the Effective Time, CPH will issue to Tower warrants of ten year duration exercisable for 1,127,000 common shares of CPH. In addition, CPH will reserve an additional 1,735,021 of its shares to be issued under its Long-Term Equity Compensation Plan with options to purchase 1,126,166 CPH common shares to be granted immediately after the Effective Time to CastlePoint management and non-employee directors.

 (b)          CPM shall use its best efforts to become qualified to do business in all states in which Tower does business (including any necessary insurance producer and managing general agency licenses) so that CPM is able to conduct business as soon as practicable after the Effective Time.

(c)           CPM shall enter into a Program Management Agreement with Tower for CPM to manage the Specialty Program Business and Insurance Risk Sharing Business, the policies for which will be issued by Tower until CPIC is operational.

(d)           CPM shall enter into a Service and Expense Sharing Agreement with TICNY and TNIC whereby Tower will offer, inter alia, insurance company services to CPH in order that CPH can market unbundled services through CPM to its Program Underwriting Agents.

 (e)          CPH shall perform all actions necessary and desirable, specifically including contributing capital in the amount of no less than $120,000 to CPRe in order for CPRe to be incorporated and obtain its class 3 insurance license prior to the Effective Time, subject to an undertaking not to write business until fully capitalized.

(f)            CPH shall not expend any funds on any expenses inconsistent with its pre-Effective Time activities as set forth herein. It shall not declare or pay any dividends or return any capital to Tower prior to the Effective Time (but may reimburse it for expenses). Notwithstanding the foregoing, if the Effective Time has not occurred by April 5, 2006, and Tower remains the sole shareholder of CPH, then, if so requested by Tower, CPH shall, shall subject to legal requirements and/or restrictions, return any remaining capital to Tower (after paying all expenses incurred in connection with the Offering).

(g)           CPH shall, within two weeks after the date of this Agreement, identify in writing and provide to Tower a list of the current Tower employees that it wishes to employ.

4.3           Duties of CPH after Effective Time

(a)           Immediately after the Effective Time, CPH will contribute an additional amount of $156 million to CPBH which will in turn contribute such amount to CPRe.

(b)           After the Effective Time, CPH will contribute $73 million to CPBH which will in turn contribute such amount to CPM in order to enable CPM, and CPM will use its best efforts, to purchase, acquire or otherwise organize and capitalize one or more property/casualty insurance companies domiciled in a United States jurisdiction (“CPIC”) that have little or no pre-existing business or accrued liabilities and that possess the authority to write the same lines of business that Tower possesses. To the extent that authority to write additional lines of business is necessary, CPM will cause CPIC to apply for authority for those lines as soon as practicable. CPH shall cause CPIC to commence operations with a capital base of no less than $60 million.

(c)           CPM shall employ the identified former employees of Tower, offer these employees employee benefit plans, at the minimum, of like kind and quality to those which they enjoyed as Tower employees, and pay any necessary relocation expenses for such employees.

(d)           CPM shall begin marketing activities to appoint Program Underwriting Agents to underwrite Specialty Program Business and Insurance Risk sharing Business for Tower initially and subsequently for CPIC. CPM shall prepare the Program Underwriting Agency Agreements used for such appointments, subject to good faith review by Tower.

(e)           CPH shall cause CPRe to enter into “traditional” quota share reinsurance agreements with Tower whereby CPRe shall initially assume (i) under both the Brokerage Business Quota Share Reinsurance Agreement and Traditional Program Business Quota Share Reinsurance Agreement, 30% of Tower’s net liabilities (subject to adjustment but in no event to less than 25% of nor more than 45% of Tower’s net liabilities) less recoveries on its Brokerage Business and Traditional Program Business and (ii) under the Specialty Program Business and Insurance Risk Sharing Business Quota Share Agreement, 85% of Tower’s Specialty Program Business and Insurance Risk Sharing Business (subject to adjustment but no less than 75% or more than 85% of Tower’s net liabilities less recoveries for such business). Each of the quota share reinsurance agreements shall provide that there is a maximum dollar amount that limits the participation of either Tower or CPH therein to that dollar amount even if the application of the dollar amount would cause the percentage share to be below the minimum. Under the Brokerage Business Quota Share Reinsurance Agreement, CPH shall cause CPRe shall pay a ceding commission to Tower of 34% until April 1, 2007, that is subject to adjustment thereafter depending upon the net loss ratio of the business, as more particularly set forth in section 4.5(a) on the Brokerage Business, and 30 % for both the Specialty Program Business and Insurance Risk Sharing Business and Traditional Program Business that is subject to adjustment depending upon the loss ratio of the business, as more particularly set forth in section 4.5(a). CPH shall cause CPRe to post collateral, if required, so as to enable Tower to reflect credit for any such reinsurance on Tower’s statutory financial statements pursuant to the laws of its various domiciliary states.

(f)            CPH shall cause CPRe to participate as a reinsurer of Tower, if permitted by the third party reinsurers, in the existing excess of loss reinsurance agreements with third party reinsurers at an attachment level of $1,000,000, for the Brokerage Business, Traditional Program Business and Specialty Program Business.

(g)           If CPM determines that it will require services from Tower and Tower agrees to provide such services, other than having Tower manage the Brokerage Business and Traditional Program Business or other than as set forth in the Services and Expense Sharing Agreement, then CPM will negotiate in good faith to provide fair and reasonable compensation to Tower for those services.

(h)           As soon as CPIC is authorized to write business, CPH shall cause CPIC to enter into (1) the Brokerage Business Pooling Agreement with Tower whereby Tower will continue to manage the Brokerage Business, (2) the Traditional Program Business Pooling Agreement whereby Tower will continue to manage the Traditional Program Business, and (3) the Specialty Program Business Pooling Agreement whereby CPIC will manage the Specialty Program Business Business pool. CPIC will participate initially (i) in 25% of the Brokerage Business pool and Traditional Program Business pool but in no event less than 25% of, and no more than 45% of, both the Brokerage Business and the Traditional program Business and (ii) in 85% of the Specialty Program Business pool but in no event less than 75% of, and no more than 85% of, the Specialty Program Business pool. Each of the pooling agreements shall provide that there is a maximum dollar amount that limits the participation of either Tower or CPH therein to that dollar amount even if the application of the dollar amount would cause the percentage share to be below the minimum. Tower will receive a management fee of 34% for its management of the Brokerage Business pool until April 1, 2007 after which it is subject to adjustment based on loss ratio as more particularly set forth in section 4.5 (b)

below, and Tower will receive a management fee of 30% for its management of the Traditional Program Business Pool and CPIC will receive a management fee of 30% for its management of the Specialty Program Business pool, both of which are subject to adjustment based on loss ratios of the business as more particularly set forth in section 4.5(b). In order to effectuate these pooling agreements, CPM shall (1) assign to CPIC management of the Specialty Program Business and may transfer its employees to CPIC, along with the employee benefit plans; (2) cause CPRe to terminate the Specialty Program Business and Insurance Risk Sharing Business Quota Share Reinsurance Agreement; and (3) cause CPIC to begin, as soon as is practicable, to underwrite Specialty Program Business for the Specialty Program Business pool. CPM may assign to CPIC management of the Insurance Risk Sharing Business.

(i)            CPH shall make and shall cause all its subsidiaries to make available to Tower, during such time, if any, that CPH is a member of Tower’s holding company system, all information Tower reasonably believes is necessary for Tower to file required Holding Company System Act reports, especially forms B and C, pursuant to the laws of the domiciliary states of Tower and the states in which it does business.

(j)            CPM shall develop and market insurance risk sharing business solutions and insurance services to unrelated insurance companies and Program Underwriting Agents. CPM shall focus on marketing to insurance companies with less than $100 million in surplus, and Program Underwriting Agents, but CPM shall not be restricted from selling to any size company. The Insurance Risk Sharing Business solutions that CPM will offer, subject to market conditions, include, but are not limited to: (1) traditional quota share reinsurance through CPRe for both personal and commercial lines with low to moderate hazard risks; (2) property and casualty excess of loss reinsurance to quota share reinsureds; (3) pooling agreements with CPIC and Tower; (4) appointment of the third party insurers as Program Underwriting Agents for CPIC and Tower with such companies reinsuring a portion of the risk so written through quota share or excess of loss reinsurance; (5) reinsurance of program business and captive insurers; and (6) insurance services such as claims services, policy administration and insurance technology services. CPH shall cause its appropriate subsidiary to offer these products and services. CPH may also consider making strategic investments in small property/casualty insurance companies and Program Underwriting Agents with which it may do business.

(k)           CPH shall incorporate and organize CPBH which shall ultimately own 100% of the issued and outstanding shares of CPRe as well as CPM.

4.4           Duties of Tower after Effective Time

(a)           Tower shall immediately transfer sufficient employees of Tower to CPM, as directed by CPM, to enable CPM to commence conducting the activities contemplated herein.

(b)           Tower shall continue to issue policies for both the Brokerage Business and Traditional Program Business and, subject to direction from and management by CPM, Specialty Program Business and Insurance Risk Sharing Business until such time that CPIC can lawfully issue policies for the Specialty Program Business and Insurance Risk Sharing Business and CPIC indicates to Tower that it will do so. Thereafter, Tower shall manage both the Brokerage Business and Traditional Program

Business pools and Tower shall enter into a pooling agreement with CPIC whereby CPIC will manage the Specialty Program Business pool. The Insurance Risk Sharing Business will not be pooled. With respect to the Traditional Program Business pool and the Specialty Program Business pool, the participating companies, including Tower, will authorize the applicable pool manager to appoint small insurers or their affiliates to act as Program Underwriting Agents using the policies issued by these participating companies on the condition that such small insurers participate as a reinsurer on the Program Business that they underwrite.

(c)           Tower shall continue to (i) write for the Brokerage Business and Traditional Program Business the lines and classes of business it has historically written and (ii) write the substantial portion of its business in the State of New York. The proportion of Tower’s business written outside the State of New York shall not exceed 25% of Tower’s gross written premium in any twelve month period ending on the anniversary date of the applicable quota share reinsurance agreement or pooling agreement. If Tower materially changes the Brokerage Business or Traditional Program Business, without the consent of CPRe or CPIC, as applicable, from what Tower has historically written, or exceeds the foregoing geographical limitations, CPRe or CPIC may, in their discretion, elect to decline reinsurance coverage of such business from coverage under the Brokerage Business and Traditional Program Business Quota Share Reinsurance Agreements or elect to treat such business as not Brokerage Business or Traditional Program Business under the Brokerage Business Pooling Agreement or Traditional Program Business Pooling Agreement for any current period and exclude it from coverage under those quota share agreements and pooling agreements on a prospective basis. In such situation, Tower may reinsure such business with any reinsurer of its choice.

(d)           Once CPRe is authorized as a reinsurer and Tower is permitted to reflect credit for reinsurance ceded to it, Tower shall enter into the quota share reinsurance agreements with CPRe, to be effective the later of April 1, 2006 or the capitalization and licensing of CPRe, for CPRe to reinsure both the Brokerage Business and Traditional Program Business and Specialty Program Business and Insurance Risk Sharing Business issued by Tower. Both the Brokerage Business Quota Share Reinsurance Agreement and the Traditional Program Business Quota Share Reinsurance Agreement shall provide that Tower will (i) cede initially 30% of its net liabilities less recoveries on its Brokerage Business and Traditional Program Business but that such percentage may be adjusted every 6 months provided that it shall never cede less than 25% of and no more than 45% of its net liabilities less recoveries on the Brokerage Business or Traditional Program Business. The Specialty Program Business and Insurance Risk Sharing Business Quota Share Agreement shall provide that Tower shall cede initially 85% of the Specialty Program and Insurance Risk Sharing Business to CPRe, (subject to adjustment but in no event less than 75% and no more than 85% of Tower’s net liabilities). Each of the quota share reinsurance agreements shall provide that there is a maximum dollar amount that limits the participation of either Tower or CPH therein to that dollar amount even if the application of the dollar amount would cause the percentage share to be below the minimum. Tower shall receive an initial ceding commission of (i) 34% until April 1, 2007 with respect to the Brokerage Business and (ii) 30% with respect to both the Specialty Program Business and Insurance Risk Sharing

Business and Traditional Program Business, provided that the ceding commission for the Brokerage Business, the Specialty Program Business, Insurance Risk Sharing Business and the Traditional Program Business is subject to adjustment depending upon the loss ratio of the business, as more particularly set forth in section 4.5 (a). The ceding commission may also be adjusted in good faith by the parties subject to section 4.5(a) hereof if the regulatory authorities will not approve the agreement with that commission level.

(e)           Tower shall use its best efforts to have the existing reinsurers consent to permit CPRe to participate as a reinsurer of Tower in the existing property and casualty excess of loss reinsurance agreements with third party reinsurers at an attachment level of $1,000,000 for the Brokerage Business, Traditional Program Business and Specialty Program Business. Tower shall offer to CPRe the right of first refusal to participate in any property and casualty excess of loss reinsurance programs sought by Tower.

(f)            Once CPIC may lawfully write business in a jurisdiction where Tower writes policies, Tower shall enter into three or more pooling agreements with CPIC. Tower shall enter into the (1) Brokerage Business Pooling Agreement and (2) Traditional Program Business Pooling Agreement, under both of which Tower will manage the Brokerage Business and Traditional Program Business pools and (3) the Specialty Program Business pool under which CPIC will manage the Specialty Program Business pool. Tower’s participation in the Brokerage Business pool and in the Traditional Program Business pool will initially be 75% each of the Brokerage Business pool and Traditional Program Business pool, but Tower shall have discretion to adjust that participation to no less than 55% and no more than 75% of the Brokerage Business pool and Traditional Program Business pool. Tower’s participation percentages in the Specialty Program Business pool will be initially 15% of the Specialty Program Business, but CPIC shall have discretion to adjust that participation to no less than 15% and no more than 25% of the Specialty Program Business pool. Each of the pooling agreements shall provide that there is a maximum dollar amount that limits the participation of either Tower or CPH therein to that dollar amount even if the application of the dollar amount would cause the percentage share to be below the minimum. Tower, as manager of the Brokerage Business pool, will receive a provisional management fee of 34% until April 1, 2007, subject to adjustment thereafter based on loss ratio of the business, and, as manager of the Traditional Program Business pool, will receive a provisional management fee of 30% that may be adjusted based upon the net loss ratio of that business, and CPIC, as manager of the Specialty Program Business pool, will receive a provisional management fee of 30% that may be adjusted based upon the net loss ratio of that business. Each pool participant will deduct from the management fee paid to the pool manager the actual direct expenses charged to their company by the pool manager, including actual commissions paid to agents or brokers, the difference between actual premium taxes; actual fees and assessments for boards, bureaus, associations and industry and residual market facilities (BB&T) related to policy or accident years as applicable and a provisional 3% for BB&T; and any other underwriting expenses allocated to the pool participant by the pool manager, or other expenses as may, from time to time, be agreed by the parties. The management fee for all three pools shall be adjusted based on loss ratios of the business, as more particularly set forth in section 4.5(b). The management fee shall be adjusted in good faith by the parties subject to section 4.5(b) hereof if the applicable regulatory authorities will not approve the treaty with that commission level.

(g)           Tower, after the three pools are operational, shall continue to reinsure the Brokerage Business and Traditional Program Business with CPRe through the Brokerage Business Quota Share Reinsurance Agreement and Traditional Program Business Quota Share Reinsurance Agreement subject to their terms. The Specialty Program and Insurance Risk Sharing Business Quota Share Reinsurance Agreement shall be terminated.

(h)           CPIC shall issue policies for the Specialty Program Business that Tower has been issuing and Tower shall have CPRe be the reinsurer under, all or part of, an assumed quota share reinsurance agreement whereby Tower currently assumes business from Accident Insurance Company if the reinsured so consents.

(i)            TICNY shall enter into the Service and Expense Sharing Agreement with CPM to share costs and share fee income that results from providing insurance services to third party insurers and Program Underwriting Agents.

(j)            Tower shall not sell, give, transfer, or alienate any of the shares it acquires in CPH for a period of six months after the Effective Time, unless required to do so by a regulatory authority having jurisdiction over it.

(k)           Tower, as lead company in the holding company system, shall undertake to prepare and make all filings, specifically including all Form Ds, that are necessary in order to obtain any required regulatory approval of the intercompany transactions set forth herein; provided, however, that if any agreement relating to a proposed intercompany transaction is able to be filed prior to the Effective Time, it may be filed prior to the Effective Time.

(l)            Tower shall determine whether it wants to underwrite a Traditional Program Business submission in the Traditional Program Business pool after diligently reviewing the data submitted to it. Tower, in consultation with CPM, shall establish reasonable guidelines for how it will and evaluate and process such submissions.

4.5           Material terms of the Agreements contemplated hereby

(a)           The quota share reinsurance agreements between Tower and CPRe shall be “traditional” quota share agreements whereby risk is transferred to CPRe and shall provide for ceding commissions of 34% for the Brokerage Business and 30% for both the Traditional Program Business and Specialty Program Business and Insurance Risk Sharing Business.

The ceding commission for the Brokerage Business may be adjusted on and after April 1, 2007. The ceding commission shall increase nine-tenths of a percentage point for every point by which the net loss ratio is below 61% up to a maximum ceding commission of 36%, and decrease nine-tenths of a percentage point by which the net loss ratio is above 61%, subject to a minimum ceding commission of 31%, as follows.

Net Loss Ratio	Ceding Commission

64.33% or higher	31.0%
64	31.3
63	32.2
62	33.1
61	34.0
60	34.9
59	35.8
58.78 or lower	36.0

The ceding commissions for both the Traditional Program Business and the Specialty Program Business and Insurance Risk Sharing Business shall be adjusted on each sixth month anniversary of the effective date of the reinsurance agreement. The ceding commission shall increase nine-tenths of a percentage point for every point by which the net loss ratio is below 63% up to a maximum ceding commission of 36%, as follows:

Net Loss Ratio	Ceding Commission

63% or higher	30.0%
62	30.9
61	31.8
60	32.7
59	33.6
58	34.5
57	35.4
56.33 or lower	36.0

However, in the event that regulatory authorities do not approve an intercompany transaction containing these ceding commissions, the quota share reinsurance agreements shall require Tower and CPRe to use their best good faith efforts to structure the transaction for the ceding company to cede premiums to CPRe in order that the Net Loss Ratio plus ceding commission equals 95% for the Brokerage Business and 93% for each of the Traditional Program Business and Specialty Program Business and Insurance Risk Sharing Business.

(b)           The three pooling agreements between Tower and CPIC for (i) the Brokerage Business (ii) Traditional Program Business and (iii) the Specialty Program Business shall provide for management fees to the manager of 34% for the Brokerage Business and 30% for each of the Traditional Program Business and Specialty Program Business. The management fees will be reduced by actual direct expenses charged to their company by the pool manager, including actual commissions paid to agents or brokers, the difference between actual premium taxes; actual fees and assessments for boards, bureaus, associations and industry and residual market facilities (BB&T) related to policy or accident years as applicable and a provisional 3% for BB&T; and any other underwriting expenses allocated to the pool participant by the pool manager, or other expenses as may, from time to time, be agreed by the parties. The management fee for the Brokerage Business shall be adjusted based on net loss ratio of the business covered. The management fee percentage for the Brokerage Business shall be 34% (which shall be applied during each year as to premium written during such year) which shall be adjusted on and after April 1, 2007. The management fee percentage shall increase nine-tenths of a point for every point by which the net loss ratio is below 61% up to a maximum management fee of 36% and decrease nine-tenths of a point for every point by which the net loss ratio exceeds 61%, subject to a minimum of 31%, as follows:

Net Loss Ratio	Management Fee Percentage

64.33% or higher	31.0%
64	31.3
63	32.2
62	33.1
61	34.0
60	34.9
59	35.8
58.78 or lower	36.0

The management fee percentage for the Traditional Program Business pool and Specialty Program Business pool shall be increased by nine-tenths of a percentage point for each percentage point that the net loss ratio is less than 63%, subject to a maximum fee percentage of 36%, as follows:

Net Loss ratio	Management Fee Percentage

63% or higher	30.0%
62	30.9
61	31.8
60	32.7
59	33.6
58	34.5
57	35.4
56.33 or lower	36.0

Within sixty (60) days following the end of each year, the applicable pool manager shall calculate the net loss ratio for each year that remains open and shall forward copies of such calculations to the other pool participants. The participating companies will settle amounts due within ten (10) days thereafter. The net loss ratio for each year shall be deemed to be finalized six (6) years following the close of such year or at any time before six (6) years by mutual agreement of the participating companies.

However, in recognition that regulatory authorities may not approve an intercompany transaction containing these management fees, this Agreement shall provide for an alternate calculation. In the event that management fees set forth above are modified for any reasons, including at the request of any insurance departments in the various states where Tower and CPIC are domiciled, the participating companies shall use their best good faith effort to structure the transaction for the participating companies in order that the sum of the net loss ratio plus management fees equals 95% for the Brokerage Business pool and 93% for the Specialty Program Business pool and Traditional Program Business pool.

The pooling agreements shall further provide that the pool manager of each pool shall negotiate, obtain and maintain such pool reinsurance as it deems appropriate, including property and casualty excess of loss reinsurance and property catastrophe excess of loss reinsurance from third party reinsurers, with respect to the liabilities of each pool, which reinsurance shall inure to the benefit of the participating companies according to their respective pooling percentages. The property catastrophe excess of loss reinsurance purchased by the pool manager may provide for up to approximately 10% of the combined surplus of Tower and CPIC to be retained by the pool prior to reinsurance by third party reinsurers (“Pooled Retention”). A participating company may also, in its discretion, require the pool manager to increase the Pooled Retention by an additional amount of up to 10% of the surplus of CPRe provided that the pool manager purchases reinsurance for such additional Pooled Retention from CPRe. In addition, for the first 12 months of the Brokerage Business Pooling Agreement, Tower shall reimburse CPIC for the property catastrophe excess of loss reinsurance premium paid by CPIC to protect CPIC’s net exposure to the Pooled Retention that is in excess of an amount equal to the product of $10 million multiplied by CPIC’s percentage participation in the Brokerage Business pool.

(c)           Any property and casualty excess of loss reinsurance agreements between Tower and CPRe shall contain a right of first refusal for CPRe to participate as a reinsurer of Tower in any future property and casualty excess of loss reinsurance agreements.

(d)           The Program Management Agreement between Tower and CPM and the Specialty Program Business Pooling Agreement between Tower and CPIC shall provide that CPM or CPIC, as applicable, shall conduct marketing activities on behalf of Tower and is authorized by Tower to appoint Program Underwriting Agents to write program business for it. Under those agreements, initially CPM and then CPIC, with respect to the Specialty Program Business, shall manage and control the Program Underwriting Agent’s business issued by Tower and shall be responsible to Tower for any losses resulting from gross malfeasance or gross misfeasance of a Program Underwriting Agent.

(e)           The Service and Expense Sharing Agreement shall provide a method for compensating Tower if it provides services to CPM or CPIC other than services rendered in connection with its management of the Brokerage Business and Traditional Program Business pool. It may include necessary office space in Tower’s offices. Similarly, that agreement shall specify a method for compensating CPM or CPIC for services rendered to Tower other than for services related to its management of the Specialty Program Business pool and Insurance Risk Sharing Business. That agreement shall also provide for the equal sharing of profits and losses from any services rendered to third parties.

(f)            Tower and CPH further recognize that other agreements between the two organizations may be reasonable and necessary to effectuate the consummation of the transactions contemplated hereby and the realization of the business goals. Tower and CPH shall negotiate in good faith to create fair and reasonable agreements between the two organizations.

4.6           Corporate Governance Considerations

(a)           Both Tower and CPH are committed to good corporate governance, compliance with Securities and Exchange Commission and stock exchange listing requirements, adherence to the applicable governing corporate laws, and satisfaction of state regulatory laws regarding insurance company structure and related party transactions. Tower and CPH have each adopted Corporate Governance Guidelines. CPH has established an audit committee, a compensation committee and a corporate governance and nominating committee, each which must be comprised solely of independent directors as that term is defined in the NASDAQ Stock Market, Inc., the stock exchange on which Tower is currently listed. CPH has also established an executive committee which need not be comprised of independent directors. Each committee has adopted a charter. CPH may establish such other committees of the board that the board deems appropriate. CPH has also adopted a Code of Business Conduct and Ethics.

(b)           Both Tower and CPH further recognize that because Tower is a sponsor of CPH, because after the Effective Time Tower will own up to 15% of CPH’s issued and outstanding shares on a fully diluted basis and CPH will likely have to be reported in Tower’s holding company system act filings, and because Tower and CPH will share members of management and board of directors, activities of each that impact the other will attract special scrutiny from interested parties and demand special scrutiny from Tower’s and CPH’s management and boards of directors. Accordingly, both CPH and Tower have adopted various rigorous internal processes and procedures to prevent violations of the duty of loyalty owed to each organization, to address conflicts of interest that may arise between the two organizations and related parties (i.e., members of the board of directors and management and large shareholders), and to ensure that transactions between the two organizations and their related parties are fair and reasonable to both. No independent director of CPH shall beneficially own any securities of Tower Group, Inc. or any of its subsidiaries.

(c)           The charter of CPH’s audit committee shall provide that any transaction to which Tower and CPH are parties or involve related parties must be reviewed and approved by a majority of the members of the audit committee prior to any agreement becoming effective. Likewise, any transaction to which Tower and CPH are parties or involve related parties must be reviewed and approved by a majority of the independent directors of Tower. Each committee charter shall provide that the committee may retain at company expense such experts as the committee believes necessary, including attorneys, accountants, and actuaries, to help the committee evaluate whether the proposed transaction is fair and reasonable.

(d)           Each organization shall further require that business opportunities that arise will be pursued by the company whose expected activities as set forth in this Agreement are most similar, unless the audit committee of each approves that the other organization pursue that business for sound reasons such as financial resources, geography, technical expertise and licensing. To the extent that a new business opportunity is not similar, the audit committee of each shall agree in good faith which organization shall pursue that opportunity, again based on the aforementioned factors.

(e)           The transactions accomplished to date between Tower and CPH as described herein have been approved by both the audit committee of CPH and a committee comprised of solely the independent directors of the Tower board and the transactions contemplated herein between Tower and CPH to occur after the date of this Agreement will be similarly approved.

Article V

INFORMATION

5.1           Disclosure            Tower has or shall have, as soon as practicable, but in any event by the date of this Agreement (unless another date otherwise be specified herein), delivered or caused to be delivered to CPH true, correct and complete copies of the documents listed on Schedule 5.1 (“Disclosure Schedule”) (all such documents and the Disclosure Schedule, together with the information, data and other materials being provided, obtained by or furnished to CPH or its representatives pursuant to or in connection with this Agreement, including those delivered or provided prior to the date hereof, being herein collectively referred to as the “Disclosure Documents”).

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF TOWER

 Notwithstanding any independent investigation or verification undertaken by CPH or its representatives, Tower hereby represents and warrants to CPH the following:

6.1           Organization and Corporate Power.

(a)           TICNY is a corporation duly organized, validly existing and in good standing under the laws of the State of New York having all corporate power and authority necessary to own its property and operate its businesses as now conducted. It has all corporate power, authority and legal right necessary to execute and deliver this Agreement and, subject to receipt of the regulatory actions, approvals and consents described in Section 6.8 hereof, to perform and carry out the transactions contemplated hereby pursuant to the terms and conditions of this Agreement.

(b)           TNIC is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts having all corporate power and authority necessary to own its property and operate its businesses as now conducted. It has all corporate power, authority and legal right necessary to execute and deliver this Agreement and, subject to receipt of the regulatory actions, approvals and consents described in Section 6.8 hereof, to perform and carry out the transactions contemplated hereby pursuant to the terms and conditions of this Agreement.

(c)           TGI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware having all corporate power and authority necessary to own its property and operate its businesses as now conducted. It has all corporate power, authority and legal right necessary to execute and deliver this Agreement, and, subject to receipt of the regulatory actions, approvals and consents described in Section 6.8 hereof, to perform and carry out the transactions contemplated hereby pursuant to the terms and conditions of this Agreement.

6.2           Authorization and Effect. This Agreement and the performance of the actions provided for herein have been duly and validly authorized by all necessary corporate action on the part of TGI, TICNY and TNIC, including approval by a majority of a committee consisting entirely of independent directors. This Agreement has been executed and delivered by duly authorized and acting officers of TGI, TNIC and TICNY, and assuming the due authorization, execution and delivery of this Agreement by CPH, constitutes a legal, valid and binding obligation of TGI, TICNY, and TNIC, enforceable in accordance with its terms subject to (i) laws relating to bankruptcy, fraudulent conveyances, reorganization, liquidation, moratorium and other similar laws affecting creditor’s rights generally, (ii) general principles of equity (regardless whether enforceability is considered in a proceeding in equity or at law), (iii) standards of commercial reasonableness and good faith, (iv) public policy and (v) concepts of comity. Other than for the regulatory actions, approvals and consents referred to in Section 6.8 hereof, no authorization or approval from any party, governmental agency, public or quasi-public body or authority of the United States, any state thereof, is necessary for the due execution and delivery by TGI, TICNY and TNIC of this Agreement, or for the validity or enforceability of all the provisions of this Agreement against TGI, TICNY and TNIC or for the transfer of the business contemplated by this Agreement to CPH, or any other action on the part of the, TGI, TICNY and TNIC or any affiliate of Tower, contemplated by this agreement.

6.3           Financial Statements. The Statutory Financial Statements and Interim Statutory Financial Statements of Tower, and other financial information, including those indicating that Tower has generated an average loss ratio of 60% for the three years ending December 31, 2005, delivered or to be delivered to CPH by Tower are, and, in the case of those delivered subsequent to the date hereof, will be true, correct and complete in all material respects, and fairly present the financial, operational and other positions of Tower as of the dates indicated. The Statutory Financial Statements and Interim Statutory Financial Statements, and such other statutory financial information, have been prepared in conformity with accounting practices prescribed or permitted by the insurance departments of New York and Massachusetts, and fairly present all the information therein included in accordance with such basis of accounting. The consolidated balance sheets of Tower and its subsidiaries and the related consolidated statements of income and net income, changes in stockholders’ equity and cash flow have been prepared in conformity with accounting principles generally accepted in the United States, and fairly present all the information included therein in accordance with such basis of accounting. There has been no material adverse change in the operation or condition, financial or otherwise, of Tower from that set forth in the audited Statutory Financial Statements as of and for the three years ended December 31, 2005, or the audited financial statements included in Tower’s public filings with the United States Securities and Exchange Commission.. For the purposes of this Section 6.3 “material adverse change” shall mean a net adverse change of $150,000 or greater.

6.4           Litigation and Investigations. (a) There are no actions, suits, proceedings, claims, investigations or examinations, pending or threatened (or any basis therefor known to Tower) against or affecting the contemplated transactions; (b) there are no unsatisfied judgments, orders, writs, decrees, injunctions or the like issued by any court, governmental authority or administrative body, domestic or foreign, against or affecting the contemplated transactions; and (c) to the best of Tower’s knowledge there are no existing violations by Tower of any federal, state, foreign or local law, regulation or order which has or could have a materially adverse effect upon the transactions contemplated by this transaction.

6.5           Conduct of Business. Between September 30, 2005 and the date of this Agreement, Tower has conducted its business only in the usual and ordinary course consistent with past practices, and since that date there has not been any material, adverse change to its business.

6.6           Brokerage. Tower and its respective officers, directors, employees, agents or representatives, has not employed any broker, finder or agent, or entered into any agreement with any person to pay a brokerage fee, allowance or commission on account of or in respect to this agreement or the transactions contemplated hereby.

6.7           Full Disclosure. None of the Disclosure Documents, as defined in Section 5.1, and as set forth in Schedule 5.1, nor any certificate, report, statement or memorandum made or to be made or furnished or to be furnished to CPH in connection with the negotiation and consummation of the transfer by Tower to CPH of the business contemplated by this Agreement, including those documents, materials, disclosures and listings set forth in Schedule 5.1, nor any representation or warranty of Tower contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein or herein not misleading. To the knowledge of each of the officers of Tower, Tower has disclosed to CPH all known or reasonably foreseeable material risks and liabilities relating to its operations which are relevant to the transactions contemplated by this Agreement. The Disclosure Documents are and will be accurate and complete in all material respects. The information provided to CPH and set forth on Schedule 5.1 on the (i) historical results of Tower’s insurance segment for the three years ended December 31, 2005, (ii) the average gross loss ratio for Tower’s Brokerage Business and Traditional Program Business for the three years ended December 31, 2005, and (iii) Tower’s gross written premiums and ceded gross premiums assumed by reinsurers in its insurance segment for the three years ended December 31, 2005 is true, accurate and complete.

6.8           Regulatory Approvals. Except for consents and approvals of various intercompany transactions which may be required by the laws of the States of New York and Massachusetts, no consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement. Tower is not aware of any reason why all consents, approvals and authorizations required to permit the performance of the transactions as contemplated herein would not be obtained.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF CPH

Notwithstanding any independent investigation or verification undertaken by Tower or its representatives, CPH hereby represents and warrants to Tower the following:

7.1           Organization and Corporate Power. CPH is a corporation duly organized, validly existing and in good standing under the laws of Bermuda having all corporate power and authority necessary to own its property and operate its businesses as now conducted. It has all corporate power, authority and legal right necessary to execute and deliver this Agreement and, subject to receipt of the regulatory actions, approvals and consents described in Section 7.6 hereof, to perform and carry out the transactions contemplated hereby pursuant to the terms and conditions of this Agreement.

7.2           Authorization and Effect. This Agreement and the performance of the actions provided for herein have been duly and validly authorized by all necessary corporate action on the part of CPH, including approval by a majority of members of the Audit Committee which consists entirely of independent directors. This Agreement has been executed and delivered by duly authorized and acting officers of CPH, and assuming the due authorization, execution and delivery of this Agreement by Tower, constitutes a legal, valid and binding obligation of CPH enforceable in accordance with its terms, subject to (i) laws relating to bankruptcy, fraudulent conveyances, reorganization, liquidation, moratorium and other similar laws affecting creditor’s rights generally, (ii) general principles of equity (regardless whether enforceability is considered in a proceeding in equity or at law), (iii) standards of commercial reasonableness and good faith, (iv) public policy and (v) concepts of comity.

7.3           Organization and Corporate Power. CPM is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware having all corporate power and authority necessary to own its property and operate its businesses as now conducted. It has all corporate power, authority and legal right necessary to execute and deliver this Agreement and, subject to receipt of the regulatory actions, approvals and consents described in Section 7.6 hereof, to perform and carry out the transactions contemplated hereby pursuant to the terms and conditions of this Agreement.

7.4           Authorization and Effect. This Agreement and the performance of the actions provided for herein have been duly and validly authorized by all necessary corporate action on the part of CPM. This Agreement has been executed and delivered by duly authorized and acting officers of CPM, and assuming the due authorization, execution and delivery of this Agreement by Tower, constitutes a legal, valid and binding obligation of CPM enforceable in accordance with its terms, subject to (i) laws relating to bankruptcy, fraudulent conveyances, reorganization, liquidation, moratorium and other similar laws affecting creditor’s rights generally, (ii) general principles of equity (regardless whether enforceability is considered in a proceeding in equity or at law), (iii) standards of commercial reasonableness and good faith, (iv) public policy and (v) concepts of comity.

7.5           Litigation and Investigations. (a) There are no actions, suits, proceedings, claims, investigations or examinations, pending or threatened (or any basis therefor known to CPH) against or affecting the contemplated transactions; (b) there are no unsatisfied judgments, orders, writs, decrees, injunctions or the like issued by any court, governmental authority or administrative body, domestic or foreign, against or affecting the contemplated transactions; and (c) to the best of CPH’s knowledge there are no existing violations by CPH of any federal, state, foreign or local law, regulation or order which has or could have a materially adverse effect upon the transactions contemplated by this Agreement.

7.6           Regulatory Approvals. Except for the consents and approval of (a) various intercompany transactions which may be required by (i) the insurance regulators of the State of New York and Commonwealth of Massachusetts or any other states, if any, in which TNIC and TICNY are commercially domiciled, or (ii) the insurance regulators of any states in which CPIC may be domiciled or does business or in connection with the acquisition of CPIC, and (b) any registrations or licenses required for CPM and CPRe, no consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required by CPH in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby

7.7           Brokerage. Except for its retention of FBR, neither CPH, nor any of its officers, directors, employees, agents or representatives has employed any broker, finder or agent, or entered into any agreement with any person to pay a brokerage fee, commission or allowance on account of or in respect to this Agreement or the transactions contemplated by this Agreement.

7.8           Material Misstatements and Omissions. No representation or warranty made by CPH contained in this Agreement or the exhibits hereto, and certificates made or furnished, or to be made or furnished hereafter, by CPH or any officer of CPH pursuant to this Agreement or in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or, taken as a whole, omits to state a material fact necessary to make the representations or warranties contained herein not misleading.

ARTICLE VIII

ADDITIONAL COVENANTS OF THE PARTIES

8.1           Current Information.

(a)           During the term of this Agreement, Tower shall make available information on the transactions contemplated by this Agreement, as well as to the status of the regulatory filings, approvals and consents contemplated herein, and such relevant information as CPH may reasonably request. Tower will promptly notify CPH of the occurrence of any event which could materially and adversely affect a transaction or impact adversely the ability of Tower to complete the transactions as contemplated herein.

(b)           During the term of this Agreement, CPH shall make available information on the transactions contemplated by this Agreement, as well as to the status of the regulatory filings, approvals and consents contemplated herein, and such relevant information as Tower may reasonably request. CPH will promptly notify Tower of the occurrence of any event which could materially and adversely affect a transaction or impact adversely the ability of CPH complete the transactions as contemplated herein.

8.2           Regulatory Matters. The parties hereto will cooperate with each other in the preparation and submission of those filings and documents necessary to obtain the permits, consents, approvals and authorizations of governmental bodies necessary to consummate the transactions contemplated by this Agreement. Tower and CPH will furnish the other all information concerning itself and such other matters and things as may be necessary, prudent or advisable in connection with any statement or application made by or on behalf of Tower or CPH to any governmental body in connection with any of the transactions contemplated herein.

8.3           Further Assurances. Subject to the terms and conditions hereof, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as expeditiously as possible. If at any time further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of the parties hereto shall take all such reasonably necessary action.

8.4           Notices to Insureds. Tower shall fully cooperate with CPH in drafting all notices to policyholders and insurance agents of Tower required by the transactions contemplated by this Agreement, which notices shall be drafted to the reasonable satisfaction of CPH. Tower shall provide to CPH as soon as possible after execution of this Agreement, but no later than one-hundred-and-twenty (120) days prior to renewal, with respect to all its policyholders for whom CPH shall have an obligation to issue renewal policies:  1) all individual policyholder data, and 2) information about every insurance agency with in-force exposures with Tower during the term of this Agreement including name, address, contracts and commission rates.

8.5           Tower’s Actions Relating to Insurance Policies Transferred. Because transfers of policies between carriers are often subject to regulatory review, Tower shall during the term of this Agreement, subject to any modifications to such obligations as may be consented to by Tower and CPH:  (1) deliver appropriate notices to all boards, bureaus, and associations, as may be required or appropriate, that Tower will no longer write certain insurance products; (2) forward to CPH within ten (10) days of receipt any premium payment received by Tower relating to a renewal policy issued by CPH; (3)

notify CPH as soon as possible of any notice relating to a policy issued by Tower, including without limitation notice of a claim or change in coverage or conditions, that is received by Tower; (4) continue to provide all services necessary or appropriate relating to all policies issued by Tower, including without limitation policy processing, issuance of endorsements, billing, and adjustment of claims; and (5) cooperate fully and in good faith with CPH in order to achieve the timely and efficient implementation of the transactions contemplated by this Agreement in compliance with applicable law.

8.6           CPH’s Actions Relating to Insurance Policies Transferred. Because transfers of policies between carriers are often subject to regulatory review, CPH shall during the term of this Agreement, subject to any modifications to such obligations as may be consented to by CPH and Tower: (1) cause a joint letter from Tower and CPH to be issued at least ninety (90) days prior to its expiration (or such earlier time as may be required by the applicable regulatory authority) to each holder of a policy transferred to CPH for the purpose of explaining the impact of the transfer on such policyholder; (2) cause an official non-renewal notice on behalf of Tower, to be issued, at least sixty (60) days prior to policy expiration, to each holder of a policy transferred to CPH ; (3) cause an offer of renewal coverage by CPIC to be issued to transferred policies at least sixty (60) days prior to policy expiration; (4) notify Tower as soon as possible of any notice relating to a policy issued by Tower, including without limitation notice of a claim or change in coverage or conditions that is received by CPH; (5) provide all services necessary or appropriate relating to all policies issued by CPH in connection with the transfer, including without limitation policy processing, issuance of endorsements, billing, and adjustment of claims; and (6) cooperate fully and in good faith with Tower in order to achieve the timely and efficient implementation of the transactions contemplated by this Agreement in compliance with applicable law.

8.7           Access to Records. Each party to this Agreement will promptly provide access to relevant books, records, or documents in its possession or control as reasonably requested by another party for the purpose of implementing the transactions contemplated herein, and carrying out the provisions of this Agreement.

8.8           Conduct of Business. From the date hereof to the date of the last renewal, except as otherwise expressly provided herein, Tower:

(a)           Except as specifically contemplated by this Agreement, shall conduct its business only in the ordinary and regular course of business consistent with past practices;

(b)           in conducting its business, shall not take, or permit others to take, any actions which are reasonably likely to result in any materially adverse change in the written premiums of the business upon which the parties have based the transactions contemplated herein, including, without limitation, Tower’s Specialty Program Business and assumed reinsurance agreements that CastlePoint will manage; and

(c)           promptly inform CPH in writing upon becoming aware of any material breach of or change in the representations and warranties contained in or made pursuant to or in connection with this Agreement;

ARTICLE IX

CONDITIONS TO CONSUMMATION OF TRANSACTIONS

9.1           General Conditions. The obligations of the parties to complete the various transactions contemplated by this Agreement shall be subject to the satisfaction of the following terms and conditions, except as otherwise specifically provided herein:

(a)           receipt of all necessary regulatory approvals, without material or substantial qualification or condition, as are required to consummate a transaction contemplated hereby (except where the failure to obtain any such approval would not render the transaction contemplated hereby illegal or otherwise deprive either party of the material benefits of this Agreement or be materially inconsistent with the conditions set forth above), and such shall remain in full force and effect, and all statutory waiting periods in respect thereof shall have expired;

(b)           neither Tower nor CPH shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of any transaction contemplated hereby, nor shall there be pending a suit or proceeding by any governmental authority which seeks injunctive or other relief in connection with any of the transactions contemplated hereby.

9.2           Conditions to the Obligations of CPH. The obligation of CPH under this Agreement to execute each transaction contemplated hereby is subject to the satisfaction, or waiver by CPH, of the following conditions:

(a)           the obligations of Tower required to be performed pursuant to the terms of this Agreement shall have been duly performed and complied with in all respects;

(b)           the representations and warranties of Tower contained in this Agreement shall be true and correct in all respects as of the effective date of each transaction contemplated hereby as though made at and as of such date; and

(c)           the receipt by CPH, in form and substance satisfactory to its counsel, of the following:

(i)    a certificate executed by a Vice President of Tower to the effect that:

A.    the representations and warranties made herein by Tower are true and correct on and as of the effective date of the transaction with the same effect as though made on and as of such date;

B.    Tower has performed and complied in all material respects with the agreements, conditions, terms and undertakings required to be performed and complied with by them prior to or on the effective date of the transaction;

C.    none of the documents described in Schedule 5.1 or any Disclosure Document, except as authorized in writing by CPH, shall have been amended, repealed or rescinded and all such documents remain in full force and effect on and as of the effective date of the transaction;

D.    Tower has performed and complied with all conditions precedent to CPH’s obligations;

(ii)   a certificate executed by a Vice President of Tower that there shall not, on the effective date of the transaction exist any pending or threatened litigation pertaining to this Agreement or the transactions contemplated hereby; and

(iii)  a certificate executed by a Vice President of Tower on the effective date of each transaction contemplated hereby to the effect that there has not been a material adverse change in Tower’s operation or condition (financial or otherwise) since the date of this Agreement.

9.3           Conditions to the Obligations of Tower. The obligations of Tower under this Agreement shall be subject to the satisfaction or waiver by Tower at the effective date of each transaction contemplated hereby of the following conditions:

(a)           That the obligations of CPH required to be performed by it at or prior to the effective date of the transaction pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects;

(b)           The representations and warranties of CPH contained in this Agreement are true and correct in all respects as of the effective date of the transaction as though made at and as of such date; and

(c)           The receipt by Tower, in a form and substance satisfactory to its counsel, of the following:

(i)    A certificate executed by the President of CPH to the effect that the representations and warranties made herein by CPH are true and correct on and as of the effective date of the transaction with the same effect as though made on and as of such date and that;

A.    CPH has performed and complied in all material respects with the agreements, conditions, terms and undertakings required to be performed and complied with by CPH prior to or on the effective date of the transaction; and

B.    CPH has performed and complied with all conditions precedent to Tower’s obligations;

(ii)   A certificate executed by the President or Senior Vice President of CPH that there shall not, on the effective date of the transaction exist any pending or threatened litigation pertaining to this Agreement or the transactions contemplated hereby.

ARTICLE X

TERMINATION, AMENDMENT AND WAIVER

10.1         Termination. This Agreement may be terminated at any time prior to its expiration:

(a)           by the written consent of Tower and CPH;

(b)           by CPH if there shall have been any material misrepresentation in this Agreement by Tower or any material breach of any covenant of Tower hereunder and such breach shall not have been remedied after receipt by Tower of notice in writing from CPH specifying the nature of the breach and requesting such be remedied;

(c)           by Tower if there shall have been any material misrepresentation in this Agreement by CPH or any material breach of a covenant of CPH hereunder and such breach shall not have been remedied after receipt by CPH of notice in writing from Tower specifying the nature of the breach and requesting such be remedied; and

(d)           by either Tower or CPH if the capital as contemplated herein is not raised within six months from date of this Agreement, and (i) the party seeking to terminate has performed all of its obligations, and (ii) the other party has not performed its obligations.

10.2         Effect of Termination. In the event that this Agreement is terminated as provided in Section 10.1 above, this Agreement shall forthwith become void (other than this Section 10.2, and sections 11.1, 12.1 through 12.3, and 12.5 through 12.15, hereof which shall remain in full force and effect) and there shall be no further liability on the part of Tower or CPH. Nothing contained in this Section 10.2 shall relieve any party hereto from liability for its breach of this Agreement.

10.3         Amendment, Extension and Waiver. At any time during the term of this Agreement, the parties hereto may: (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (c) waive any inaccuracies in the representations and warranties herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions herein except where waiver of such condition would result in a violation of law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE XI

INDEMNIFICATION

11.1         Indemnification. Each party to this Agreement shall indemnify any other party against, and hold it harmless from, all losses, damages, and liabilities incurred by such party arising from any material breach of any representation or warranty made herein or of any material failure to fulfill its obligations as set forth in this Agreement by the party against which such indemnification is sought. All representations and warranties and indemnification obligations made in this Agreement shall survive the implementation of the transactions contemplated hereby.

ARTICLE XII

MISCELLANEOUS

12.1         Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

12.2         Notices. All notices or other communications required to be given hereunder shall be in writing and delivered personally or mailed by prepaid registered or certified mail (return receipt requested) or by telegram or telefax to the following addresses:

(a)           If to CPH

Joel Weiner

Sr. Vice-President

CastlePoint Holdings, Ltd

Clarendon House

2 Church Street

Hamilton, Bermuda

With a copy to:

Baker & Mckenzie LLP

1114 Avenue of the Americas

New York, New York 10016

Attention: Roslyn Tom

(b)           If to Tower:

Steven Fauth, Esq.

Sr VP, General Counsel & Secretary

Tower Group, Inc.

120 Broadway

New York, New York

12.3         Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

12.4         Survival of Covenants, Representations and Warranties. The representations and warranties contained herein shall survive throughout the course of the transactions contemplated hereby and may be enforced by the parties hereto. The covenants shall survive according to their individual terms.

12.5         Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and each of which shall be deemed an original.

12.6         Headings. The article and section headings used in this agreement have been inserted for convenience of reference only and shall not be construed to affect the meaning or interpretation of any provision, term or condition hereof.

12.7         Jurisdiction. This Agreement shall be construed and enforced in accordance with the laws and decisions of the State of New York without giving effect to the principles of conflicts of laws thereof.

12.8         Entire Agreement; Modification. This Agreement represents the entire agreement between the parties and supersedes all prior written or oral agreements relating to the transactions contemplated hereby, provided, however, that this Section does not prohibit Tower from completing and updating any Schedules during the term of this Agreement.

12.9         Severability of Invalid Provision. If any one or more covenants or agreements provided in this Agreement should be contrary to law, then such covenant or covenants, agreement or agreements shall be null and void and shall in no way affect the validity of the other provisions of this Agreement.

12.10       Assignment of Agreement. This Agreement may not be assigned without the written consent of all parties to it. This Agreement shall insure to the benefit of, and be binding upon, the successors of each party. This Agreement shall be for the sole benefit of the parties to this Agreement and their respective heirs, successors, assigns and legal representatives and is not intended, nor shall be construed, to give any person, other than the parties hereto and their respective heirs, successors, assigns and legal representatives, any legal or equitable right, remedy or claim hereunder.

12.11       Waiver. No party to this Agreement shall be deemed to have waived any rights or remedies under this Agreement unless such waiver is expressly made in writing and signed by such party. No delay or omission by any party in exercising any such right or remedy shall operate as a waiver of such right or remedy.

12.12       Arbitration and Venue.

(a)           Any dispute, contest or claim arising among the parties out of or under this Agreement shall be finally determined by arbitration conducted in the State of New York within 50 miles of New York City, provided that each party shall retain its right to commence an action to obtain specific performance or other equitable relief with respect to a breach or threatened breach of this Agreement or with respect to any matter arising out of or under this Agreement. The party seeking arbitration shall give written notice thereof to the other party. If CPH and Tower are unable to resolve the dispute within ten (10) days of the giving of such notice of arbitration, they shall then promptly mutually select an arbitrator who shall be experienced in insurance and reinsurance to resolve the dispute, provided that if they failed to do so within thirty (30) days after the giving of the notice of arbitration, either party may apply to the nearest office of the American Arbitration Association for the appointment of the arbitrator. The arbitrator so designated shall resolve the matter in dispute within sixty (60) days after such designation, or as soon thereafter as possible, by means of a written decision. Any such resolution shall be final and binding upon the parties. In making his or her determination, the arbitrator shall not subtract from, add to, or otherwise modify any of the provisions of this Agreement. Each party may, at its own expenses, be represented by counsel and employ expert witnesses in any such arbitration. Each party shall share equally the arbitrator’s fees and expenses. The arbitration shall be held in accordance with the rules of the American Arbitration Association, except as otherwise specifically provided in this Agreement.

(b)           All suits, actions and other proceedings arising out of or under this Agreement shall be brought exclusively in the state or federal courts in the State of New York,

and for this purpose, each party hereby consents to the personal jurisdiction of such courts and waives any defense or claim based upon improper venue or an inconvenient forum. Nothing in this subsection (b) shall expand the right of any party to bring such a suit, action or other proceeding pursuant to subsection (a) above.

12.15       Press Releases. In the event that any party desires to issue a press release describing any or all of the transactions contemplated hereby, the party desiring to issue such release shall consult in good faith with the other party hereto with respect to the form and substance of such release prior to the public dissemination thereof.

[Next pages are signature pages]

IN WITNESS WHEREOF, the parties to this Agreement have caused it to be executed by their respective undersigned officers, each thereunto duly authorized,

Tower Group, Inc.

By	/s/ Francis Colalucci
Name: Francis M. Colalucci
Title: Senior Vice President, Chief Financial Officer and Treasurer

Tower Insurance Company of New York

By	/s/ Francis Colalucci
Name: Francis M. Colalucci
Title: Chief Financial Officer and Treasurer

Tower National Insurance Company

By	/s/ Francis Colalucci
Name: Francis M. Colalucci
Title: Chief Financial Officer and Treasurer

CastlePoint Holdings, Ltd

By	/s/ Joel S. Weiner
Name: Joel S. Weiner
	Title:	Senior Vice President and Chief Financial Officer

[SIGNATURE PAGE TO MASTER AGREEMENT]

CastlePoint Management Corp.

By	/s/ James Dulligan
Name: James Dulligan
Title: Vice President and Controller

[SIGNATURE PAGE TO MASTER AGREEMENT]